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                                                                      EXHIBIT 8




                       [LETTERHEAD OF JAPONICA PARTNERS]




VIA FACSIMILE
HIGHLY CONFIDENTIAL

                                                                   July 14, 1994


Frank J. Tasco
Chairman
Borden, Inc.
277 Park Avenue
New York, NY  10172

Dear Frank:

Respectfully, awaiting your response.

Received your recent letter.

It would be appropriate and appreciated if we heard from you prior to what one source indicated was a July 26th Board meeting.

To reiterate, we are inclined to entertain a materially higher valuation towards maximizing shareholder value if the snack and other remaining targeted businesses are retained.

The on-going sale of assets in order to repay bank loans may reduce the upper range of the Company's "Value Gap" and the potential value recovery by up to $500 million.

As we have indicated, our preference is that of a pro-active white knight.



                                         Sincerely,


                                         /s/ Paul
                                         ------------------------
                                         Paul B. Kazarian
                                         Managing Partner